Exhibit 99.1
G-III APPAREL GROUP, LTD.
For:	G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229

G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER
FISCAL 2010 RESULTS
—Reports Lower Than Expected Seasonal Loss Per Share of $0.41 —
—Dress and sportswear initiatives exceed expectations—
     New York, New York — June 3, 2009 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2010. For the quarter ended April 30, 2009, G-III reported that net sales increased by 53.8% to $115.9 million from $75.4 million in the year-ago period. The Company’s net loss for the quarter was $0.41 per share compared to a net loss per share of $0.42 in the prior comparable period. The Company noted that improved operating profitability in its dress and women’s sportswear businesses was offset by the seasonal losses associated with the Company’s Wilsons retail outlet business, which are not included in the year-ago results.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are pleased with the better than expected start for the year, particularly given the challenging market environment. We remain excited about the performance of our dress and sportswear businesses, with each continuing to demonstrate strong sell-throughs in their respective departments.”
     Mr. Goldfarb continued, “We have cut costs, controlled our inventory and positioned our business to perform well. This is particularly true in our Wilsons business, where we are working hard to create a more efficient and effective merchandising capability. While our expectations for the current year with respect to Wilsons are modest, we believe we are on a path to demonstrate significant value in this business. We have also continued to position and leverage our Andrew Marc branded business and are pleased to have added new licenses for men’s cold weather accessories and women’s handbags to our existing licenses for women’s shoes and men’s accessories.”

     Mr. Goldfarb concluded, “Given the increased value offered in our merchandise mix, the appropriateness of our inventory level and the strength of our branded portfolio, our expectations are good for both sales and margin for the remainder of the year.”
Outlook
     The Company is forecasting net sales of approximately $135 million for its second fiscal quarter ending July 31, 2009, compared to $113.5 million in the prior year’s second fiscal quarter. The Company is also forecasting a net loss of $4.8 million to $5.4 million, or between $0.28 and $0.32 per share, compared to a net loss of $3.9 million, or $0.23 per share, in last year’s second quarter. The increased net loss expected during the quarter is due primarily to the incremental loss realized as a result of the seasonal nature of the Wilsons retail outlet business, which was owned by the Company for only three weeks in the second quarter last year, and a continued shift in outerwear sales to more closely match the retail selling season.
About G-III Apparel Group, Ltd.
     G-III is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, our own brands and private label brands. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III sells outerwear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories. Our other owned brands include Marvin Richards, G-III, Jessica Howard, Eliza J., Black Rivet, Siena Studio, Tannery West, G-III by Carl Banks and Winlit. G-III works with a diversified group of retailers in developing product lines to be sold under their proprietary private labels. G-III also operates 121 retail stores, of which 119 are outlet stores operated under the Wilsons Leather name.

Safe Harbor Language
     Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit crisis, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGS: GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA
(In thousands, except per share amounts)

	First Quarter Ended April 30,
	(Unaudited)
	2009	2008

Net sales	$115,933	$75,396
Cost of sales	84,718	57,859

Gross profit	31,215	17,537
Selling, general and administrative expenses	40,883	27,165
Depreciation and amortization	1,404	1,580

Operating loss	(11,072)	(11,208)
Interest and financing charges, net	685	566

Loss before income taxes	(11,757)	(11,774)
Income tax benefit	(4,938)	(4,886)

Net loss	$(6,819)	$(6,888)

Net loss per common share:
Basic and Diluted	$(0.41)	$(0.42)

Weighted average shares outstanding (Basic and Diluted)	16,696	16,482

	At April 30,
Balance Sheet Data (in thousands):	2009	2008

Cash	$2,262	$2,566
Working Capital	93,481	83,147
Inventory	89,354	57,642
Total Assets	244,568	236,583
Short-term Revolving Debt	31,080	26,177
Total Stockholders’ Equity	$155,825	$167,434

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